Exhibit 1.01

Conflict Minerals Report of RH in Accordance with Rule 13p-1 under the Securities and Exchange Act of 1934

I. Introduction

1.	Overview of our Conflict Minerals Report

This Conflict Minerals Report of RH (the “Company,” “us,” “we”) is prepared in accordance with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period January 1, 2018 to December 31, 2018 (the “reporting period”). RH is inclusive of its wholly-owned subsidiary Restoration Hardware, Inc. and its subsidiaries, including, but not limited to, the subsidiary Waterworks Operating Co., LLC, operating under the name “Waterworks.” The information provided in this Conflict Minerals Report on behalf of RH is inclusive of Waterworks, its products and supply chain.

The Rule requires issuers that manufacture or contract to manufacture products that contain conflict minerals that are necessary to the functionality or production of those products to, among other things, disclose annually whether any of those conflict minerals originated in the Covered Countries and if so, to submit a report to the Securities and Exchange Commission (the “SEC”) that includes a description of the measures they took to exercise due diligence on the conflict minerals’ source and chain of custody. Conflict minerals are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are limited to tantalum, tin and tungsten (the “conflict minerals”). The “Covered Countries” for purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

2.	Overview of our Supply Chain, Verification Process and Conflict Minerals Policy

During the reporting period, RH did not own or operate any manufacturing facilities that manufacture products that contain conflict minerals that are necessary to the functionality or production of those products. Instead, RH contracted and had relationships with third-party suppliers who manufacture products for RH that contain conflict minerals that are necessary to the functionality or production of those products. These products that the Company “contracts to manufacture,” as such term is referred to by the Rule, are herein referred to as the “Subject Products.” The Subject Products are manufactured for the Company through such suppliers’ own factories or factories with which such suppliers have commercial relationships. The Company must therefore rely on its third-party suppliers to provide information regarding the existence of conflict minerals in the Subject Products and their origin.

The Company relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from the smelters or refiners who may provide those minerals to companies in our supply chain. The Company is many steps removed from the mining of conflict minerals. The Company does not purchase raw or unrefined conflict minerals, and conducts no purchasing activities directly in the Covered Countries. The statements herein are based on the activities performed to date, in good faith, by the Company and on the information available at the time of this filing. There are factors that could affect the accuracy of these statements. These factors include, but are not limited to, incomplete supplier data or available smelter data, errors or omissions in the information provided by suppliers or smelters, ongoing identification of smelters in our supply chain, and incomplete information from industry or other third-party sources, among other factors.

We maintain a Conflict Minerals Policy that is incorporated into our Vendor’s Operation Manual (the “Vendor Manual”), which our suppliers are able to access via a secure website.

II. Description of Products Covered by this Conflict Minerals Report

RH offers merchandise assortments across a growing number of categories, including furniture, lighting, textiles, bathware, décor, outdoor and garden, and children’s furnishings. The Subject Products included products sold by the Company in the following categories: furniture, bathware, plumbing fixtures, lighting fixtures, kitchen and bath hardware, décor, outdoor and garden, and children’s furnishings.

III. Reasonable Country of Origin Inquiry

In accordance with the Rule, we conducted in good faith a reasonable country of origin inquiry (the “RCOI”) that was reasonably designed to determine whether any of the necessary conflict minerals in the Subject Products originated in the Covered Countries or were from recycled or scrap sources.

To conduct our RCOI, we used a conflict minerals reporting template developed by the Responsible Minerals Initiative (“RMI”) (formerly Conflict Free Sourcing Initiative (“CFSI”)), an initiative founded by members of the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSI). We requested this information from our direct suppliers who manufacture our Subject Products.

Based on our RCOI, we have reason to believe that some of the necessary conflict minerals used in our Subject Products originated in the Covered Countries and may not have been from recycled or scrap sources. Accordingly, we conducted due diligence to determine the source and chain of custody of these conflict minerals.

IV. Due Diligence Process

We have designed our diligence efforts to generally conform to the Organization for Economic Cooperation and Development’s (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying supplements (the “OECD Guidance”).

The OECD Guidance identifies five due diligence steps: (i) Establish Strong Company Management Systems; (ii) Identify and Assess Risks in the Supply Chain; (iii) Design and Implement a Strategy to Respond to Identified Risks; (iv) Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence; and (v) Report Annually on Supply Chain Due Diligence.

The due diligence steps that we executed included the following:

Step	OECD Guidance Steps	Due diligence activities performed by RH

1	Establish Strong Company Management Systems	Maintain Conflict Minerals Policy	•	We maintained a Conflict Minerals Policy that is published online, in our Vendor Manual.

		Maintained Conflict Minerals Compliance Team	•	We maintained an internal conflict minerals team composed of a representative from the legal department and a representative from our vendor compliance team (the “Conflict Minerals Compliance Team”). The team was structured to ensure our annual conflict minerals due diligence was executed.

			•	Our Conflict Minerals Compliance Team periodically reported on its due diligence activities to the legal department and the Vendor Compliance and Product Compliance teams.

		Internal Engagement	•	We educated and continue educating relevant employees on our conflict minerals program and reporting obligations.

		Supplier Engagement	•	We provided our direct suppliers information on conflict minerals and our disclosure requirements.

2	Identify and Assess Risks in the Supply Chain	Identified Products in Scope	•	Our Conflict Minerals Compliance Team conducted a review of the products contracted to be manufactured during the reporting period to identify suppliers that manufacture product categories and Subject Products that may contain conflict minerals.

		Inquired about Due Diligence Measures Performed by Direct Suppliers	•	We used the responses from our direct suppliers to the RMI reporting template to review their due diligence activities, including whether they had adopted a conflict minerals policy, required their own suppliers to source from processing facilities validated by an independent audit firm, and implemented a review process that includes corrective action management.

•	As deemed appropriate by us, we followed up by email or phone with the suppliers who did not respond to our request to complete the RMI reporting template, or who submitted incomplete responses or responses that we determined may have contained errors or inaccuracies.

			•	We employed a conflict minerals data management tool that tracks communications sent to direct suppliers and consolidates suppliers responses to the RMI template for analysis and reporting.

		Identified Smelters	•	We collected a list of smelters/processors that are in our supply chain by utilizing the RMI reporting template via a web-based platform. We determined if the processing facilities adhere to responsible sourcing practices by reconciling that list to the list of facilities designated by the RMI Responsible Minerals Assurance Program (“RMAP”) as RMAP Conformant Smelters & Refiners and the RMI list of Active Smelters & Refiners that have committed to undergo the RMAP audit. We have provided lists of smelters/processors that are reported in our supply chain in Appendix A.

3	Design and Implement a Strategy to Respond to Identified Risks	Internal Reporting System	•	Our Conflict Minerals Compliance Team periodically reported on its due diligence activities to the legal department and the Vendor Compliance and Product Compliance teams.

		Maintained Conflict Minerals Policy	•	We maintained a Conflict Minerals Policy that is published online, in our Vendor Manual.

		Verified Smelters	•	As part of our risk mitigation process, we determined if the processing facilities identified in our supply chain adhere to responsible sourcing practices by reconciling the list of smelters collected from our direct suppliers to the list of smelter facilities that have been verified as complying with the RMAP and the RMI list of Active Smelters & Refiners that have committed to undergo the RMAP audit.

4	Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence		•	We relied on the RMI’s published lists to verify the RMAP compliance status of smelters/processors that are reported in our supply chain.

5	Report Annually on Supply Chain Due Diligence		•	This Conflict Minerals Report is filed with the SEC and publicly available on our website at ir.rh.com, by clicking on “SEC Filings.”

V. Review of Due Diligence Results

1.	Facilities Used to Process Conflict Minerals in Subject Products

Based on our due diligence process and the information received from our direct suppliers, we have identified, in Appendix A, facilities that may have been used to process conflict minerals used in the Subject Products.

2.	Country of Origin of Conflict Minerals in Subject Products

Based on the information provided by our direct suppliers, we have reason to believe that some of the products RH sold during the reporting year contain necessary conflict minerals that originated from the Covered Countries. Eighteen of our direct suppliers indicated that products supplied to RH contained intentionally added conflict minerals necessary to the function and/or production of the product. Of these eighteen direct suppliers: nine indicated that the products they sold to RH contained necessary conflict minerals that did not originate in the Covered Countries; four indicated that the products they sold to RH contained necessary conflict minerals originating in the Covered Countries (and one such supplier is required to file an annual conflict minerals disclosure with the SEC); and five did not know the country of origin of the necessary conflict minerals in their products, including if conflict minerals in finished products originated in the Covered Countries. Four suppliers within this group also reported only using conflict minerals from 100% recycled or scrap sources. In addition, 9% of our direct suppliers did not respond to our survey. Accordingly, notwithstanding our due diligence efforts, we were unable to determine the origin of a portion of conflict minerals contained in certain of the Subject Products.

3.	Efforts to Identify the Mine or Location of Origin of the Conflict Minerals

Our reasonable country-of-origin inquiry and due diligence process described above represent our efforts to identify the mine or location of origin for the conflict minerals contained in the Subject Products for this reporting period.

VI. Steps To Be Taken To Mitigate Risk

RH intends to continue to require our suppliers to comply with our Conflict Minerals Policy and to keep it posted online in our Vendor Manual for all suppliers to access. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of conflict minerals will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. We expect that our direct suppliers will comply with our Conflict Minerals Policy and (i) provide appropriate information and conduct necessary due diligence to facilitate our compliance with the Rule, (ii) implement and communicate to their relevant personnel and suppliers policies that are consistent with the Policy, (iii) put in place procedures and contractual provisions for the traceability of conflict minerals, working with their suppliers as applicable, (iv) use reasonable efforts to source conflict minerals from smelters and refiners that have been validated by a recognized, independent third party as DRC conflict free, and (v) adopt a risk management strategy with respect to identified risks in the supply chain that is consistent with our Conflict Minerals Policy.

In addition to the due diligence steps that we took during the reporting period, which we intend to continue for 2019 as applicable, we intend to communicate to new suppliers our sourcing expectations, including by disseminating our Conflict Minerals Policy to them.

VII. Independent Private Sector Audit

Not required for the reporting period.

Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements within the meaning of the federal securities laws including statements related to our business, products and conflict mineral efforts, including steps we intend to take in the future to mitigate the risk that the conflict minerals used in the Subject Products benefit the armed groups on the Covered Countries, our ability to monitor the progress of our suppliers or that our suppliers would comply with our Conflict Mineral Policy and our requests for timely and accurate information, our suppliers’ ability to source conflict minerals from smelters and refiners that have been validated by a recognized, independent third party as DRC conflict free, and the effectiveness of any of our risk management strategies to identify risks in the supply chain consistent with our Conflict Minerals Policy. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that may cause these forward-looking statements to differ materially from our expectations include, among others: failure to carry out our plans in a timely manner or at all; lack of cooperation or progress by our suppliers, their respective suppliers and smelters; implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers; lack of progress by smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate information, fraud and other irregularities); internal and external resource constraints; political developments in the Covered Countries and regulatory developments in the United States, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH Form 10-K filed with the SEC on March 29, 2019, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.restorationhardware.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this Conflict Minerals Report speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Appendix A

Processing Facilities

Table 1. RMAP-conformant processing facilities as listed by RMI as of May 21, 2019

Processing facilities and their locations reported in our supply chain that are reported by RMI as conformant with the RMAP.

Mineral	Facility ID	Processing Facility Name	Country
Tin	CID001105	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	CID001182	Minsur	Peru
Tin	CID001399	PT Artha Cipta Langgeng	Indonesia
Tin	CID001458	PT Prima Timah Utama	Indonesia
Tin	CID001477	PT Tambang Timah Kundur	Indonesia
Tin	CID001482	PT Timah Mentok(Persero), Tbk	Indonesia
Tin	CID001490	PT Tinindo Inter Nusa	Indonesia
Tin	CID002158	Yunnan Chengfeng Non-Ferrous Metals Co.	China
Tin	CID002180	Yunnan Tin Company, Ltd.—	China
Tin	CID000292	Alpha	United States
Tin	CID002703	An Vinh Joint Stock Mineral Processing Company	Vietnam
Tin	CID000228	Chenzhou Yunxiang Mining and Metallurgy	China
Tin	CID003190	Chifeng Dajingzi Tin Industry Co.	China
Tin	CID001070	China Tin Group Co., Ltd.	China
Tin	CID002570	CV Ayi Jaya	Indonesia
Tin	CID002592	CV Dua Sekawan	Indonesia
Tin	CID000306	CV Gita Pesona	Indonesia
Tin	CID002593	CV Tiga Sekawan	Indonesia
Tin	CID000315	CV United Smelting	Indonesia
Tin	CID002455	CV Venus Inti Perkasa	Indonesia
Tin	CID000402	Dowa	Japan
Tin	CID002572	Electro-Mechanical Facility of the Cap Bang Minerals	Vietnam
Tin	CID000438	EM Vinto	Bolivia
Tin	CID000448	Estanho de Rondonia S.A.	Brazil
Tin	CID000468	Fenix Metals	Poland
Tin	CID002848	Gejiu Fengming Metallurgy Chemical Plant	China
Tin	CID000942	Gejiu Kai Meng Industry and Trade LLC	China
Tin	CID000538	Gejiu Non Ferrous Metal Processing Co. Ltd	China
Tin	CID001908	Gejiu Yunxin Nonferrous Electrolysis	China
Tin	CID000555	Gejiu Zi-Li Mining and Metallurgy Co	China
Tin	CID003116	Guangdong Hanhe Non-Ferrous Metal Co.	China
Tin	CID002849	Guanyang Guida Nonferrous Metal Smelting Plant	China
Tin	CID002844	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	CID000760	HuiChang Jinshunda Tin Co.	China
Tin	CID000244	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	CID001231	Jiangxi Nanshan	China
Tin	CID002468	Magnu’s Minerais Metais e Ligas LTDA	Brazil
Tin	CID001105	Malaysia Smelting Corporation (MSC)	Malaysia

Tin	CID002500	Melt Metais e Ligas LTDA	Brazil
Tin	CID001142	Metallic Resources, Inc.	United States
Tin	CID002774	Metallo- S.L.U.	Spain
Tin	CID002773	Metallo-Chimique N.V.	Belgium
Tin	CID001173	Mineracao Taboca S.A.	Brazil
Tin	CID001182	Minsur	Peru
Tin	CID001191	Mistubishi Materials Corporation	Japan
Tin	CID002858	Modeltech Sdn Bhd	Malaysia
Tin	CID002573	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	CID002517	O.M. Manufacturing Philippines, Inc.	Phillipines
Tin	CID001337	OMSA	Bolivia
Tin	CID003208	Pongpipat Company Limited	Myanmar
Tin	CID000309	PT Aries Kencana Sejahtera	Indonesia
Tin	CID001399	PT Artha Cipta Langgeng	Indonesia
Tin	CID002503	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	CID001402	PT Babel Inti Perkasa	Indonesia
Tin	CID002776	PT Bangka Prima Tin	Indonesia
Tin	CID003205	PT Bangka Serumpun	Indonesia
Tin	CID001419	PT Bangka Tin Industry	Indonesia
Tin	CID001421	PT Belitung Industri Sejahtera	Indonesia
Tin	CID001428	PT Bukit Timah	Indonesia
Tin	CID001434	PT DS Jaya Abadi	Indonesia
Tin	CID002530	PT Inti Stania Prima	Indonesia
Tin	CID001448	PT Karimun Mining	Indonesia
Tin	CID002829	PT Kijang Jaya Mandiri	Indonesia
Tin	CID002870	PT Lautan Harmonis Sejahtera	Indonesia
Tin	CID002835	PT Menara Cipta Mulia	Indonesia
Tin	CID001453	PT Mitra Stania Prima	Indonesia
Tin	CID001457	PT Panca Mega Persada	Indonesia
Tin	CID000313	PT Premium Tin	Indonesia
Tin	CID001458	PT Prima Timah Utama	Indonesia
Tin	CID001460	PT REFINED BANGKA TIN	Indonesia
Tin	CID001463	PT Sariwiguna Binasentosa	Indonesia
Tin	CID001468	PT Stanindo Inti Perkasa	Indonesia
Tin	CID002816	PT Sukses Inti Makmur	Indonesia
Tin	CID001471	PT Sumber Jaya Indah	Indonesia
Tin	CID001477	PT Tambang Timah Kundur	Indonesia
Tin	CID001482	PT Timah Mentok(Persero), Tbk	Indonesia
Tin	CID001490	PT Tinindo Inter Nusa—Indonesia	Indonesia
Tin	CID001493	PT Tommy Utama	Indonesia
Tin	CID002706	Resind Industria e ComÈrcio Ltda.	Brazil
Tin	CID001539	Rui Da Hung	Taiwan
Tin	CID001758	Soft Metais, Ltda.	Brazil
Tin	CID002756	Super Ligas	Brazil

Tin	CID001898	Thaisarco	Thailand
Tin	CID002574	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Vietnam
Tin	CID002036	White Solder Metalurgia e MineraÁo Ltda.	Brazil
Tin	CID002158	Yunnan Chengfeng Non-Ferrous Metals Co.	China
Tin	CID002180	Yunnan Tin Company, Ltd.	China
Tantalum	CID000092	Asaka Riken Co., Ltd.	Japan
Tantalum	CID000211	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	CID002504	D Block Metals, LLC	United States
Gold	CID000077	Argor-Heraeus S.A.	Switzerland
Gold	CID001622	Shangdong Zhaojin Gold & Silver Refinery Co., Ltd	China
Gold	CID001153	Metalor Technologies S.A.	Switzerland
Gold	CID000015	Advanced Chemical Company	United States
Gold	CID000707	Heraeus Metals Hong Kong Ltd.	Hong Kong
Gold	CID002224	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Gold	CID001149	Metalor Technologies (Hong Kong) Ltd.	Hong Kong
Gold	CID000019	Aida Chemical Industries Co., Ltd.	Japan
Gold	CID001119	Matsuda Sangyo Co., Ltd.	Singapore
Tungsten	CID000004	A.L.M.T. Corp.	Japan
Tungsten	CID002494	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	CID002833	ACL Metais Eireli	Brazil
Tungsten	CID000769	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	CID002513	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	CID002082	Xiamen Tungsten Co., Ltd.	China
Tungsten	CID000499	Fujian Jinxin Tungsten Co.,Ltd.	China

Table 2. RMAP-participating processing facilities as listed by RMI as of May 21, 2019

We did not identify any facilities in our supply chain that are reported by RMI to have agreed to participate in the RMAP but have not yet completed the program.

Table 3. RMAP-non-participating processing facilities as of May 21, 2019

Processing facilities and their locations reported in our supply chain that are not reported as either compliant with or participating in the RMAP.

Mineral	Facility ID	Processing Facility Name	Country
Tin	N/A	Dongguan Best Alloys co.,ltd	China
Tin	N/A	American tin and solder	United States
Gold	N/A	Abington Reldan Metals, LLC	United States